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Exhibit 99

Press Release

Wednesday, July 10, 2002

COMPANY PRESS RELEASE

TRANSGENOMIC INC. UPDATES SECOND QUARTER 2002 REVENUE
EXPECTATIONS, HIGHLIGHTS RECORD ORDERS RECEIVED

Company Also Announces Stock Buyback Program

OMAHA, Neb., and SAN JOSE, Calif., Jul. 10 /—Transgenomic Inc. (Nasdaq:TBIO) today announced that it expects reported second quarter 2002 revenue to be approximately $9.4 million. The company booked approximately $15 million in new orders in the period, the highest level of quarterly orders in its history. The company will carry forward to future quarters approximately $6.4 million in open orders and deferred revenue.

Greg Duman, chief financial officer, said that the company is pleased that order activity is increasing, particularly in the synthetic nucleic acids product line. Said Duman, "Demand for our nucleic acids products is growing significantly, as we expected. The increase in orders received during the second quarter included larger and longer-term supply agreements, validating our prior decision to invest in expansion of our synthetic nucleic acid manufacturing capacity. The progress we've made with our expansion and process improvements positions us to fulfill these larger, longer-term agreements as well as accommodate future growth."

Collin D'Silva, CEO, noted that the modest pace of the economic recovery continues to impact U.S. commercial instrument sales. However, he also identified several significant instrument-related accomplishments during the quarter: "We maintained the average selling price for our instrument platform during the quarter. Also, we began shipping our newest instrument, the WAVE-MD™ as well as our new WAVE Navigator™ software. We believe the WAVE-MD will enable us to penetrate new market segments, and that Navigator will provide added value to WAVE users," said D'Silva.

D'Silva views the slow economic recovery as the primary factor delaying the fully successful execution of the company's business plan. Moreover, the company views its current market valuation to be out of line with its intrinsic value and growth prospects going forward. As a result, Transgenomic today announced a program to repurchase up to 1 million shares of its common stock, subject to the restrictions of Rule 10b-18 under the Securities Exchange Act of 1934. "A repurchase program is a sound use of the company's funds to benefit shareholders," said D'Silva. "We believe we will achieve profitability in the near future, and our current cash position is sufficient to address operating cash flow needs as well as execute this buyback program," D'Silva added.

(i) Conference Call

A webcast conference call will be held at 8:30 a.m. Eastern Time on Thursday, July 11, 2002. You are invited to register to listen to the conference call broadcast live over the Internet with Collin D'Silva, CEO, and Greg Duman, CFO, of Transgenomic.

What:	Transgenomic Updates Second Quarter 2002
When:	July 11, 2002, at 8:30 a.m. ET
Where:	http://www.firstcallevents.com/service/ajwz361798122gf12.html
How:	Live over the Internet—Simply log on to the Web at the address above
Contact:	Mitchell L. Murphy, Investor Relations, Transgenomic, 402-452-5400

If you are unable to listen during the live webcast, the call will be archived on the Web site www.transgenomic.com. To access the replay, click on the link provided under "New!" from 12:00 p.m. ET on July 11 through Thursday, July 25, 2002, midnight ET, or simply dial 402-220-0664 or 800-677-6124 from any telephone.

(Minimum requirements to listen to broadcast: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8 Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to isproducers@prnewswire.com.)

(ii) About Transgenomic

Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry for the synthesis, separation, analysis and purification of nucleic acids and a wide variety of nucleic acid-based specialty chemicals. Transgenomic's specialty chemicals consist of nucleic acid building blocks ("phosphoramidites"), fluorescent markers, dyes and associated reagents, as well as oligomimetics (chemically-modified DNA and RNA molecules), which exhibit proven enhancements in stability, bioavailability, specificity and efficacy, making them excellent candidates for use in clinical applications such as genetic diagnostics and therapeutics. Oligomimetics also exhibit higher affinity and specificity than regular DNA making them excellent candidates for DNA diagnostics and chip technology.

Transgenomic's WAVE System is a versatile system that can be used for genetic variation detection, size-based double-strand DNA separation and analysis, single-strand DNA separation and analysis, and DNA purification. Because of this versatility, the WAVE System can essentially replace the use of traditional gel electrophoresis in the molecular biology laboratory. This patented technology uses a process known as high-performance liquid chromatography to separate DNA material so that genetic variation may be identified and analyzed. Proprietary software controls the process and produces the results of the operation in an easy-to-read chart format. Once the DNA sample is loaded into the instrument and necessary data is entered into the software, the process requires virtually no additional input from the researcher.

In four years, Transgenomic has installed WAVE Systems in 25 countries, evidence that it is a global leader in solutions for nucleic acid analysis. For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com.

Cautionary Statement

This press release may contain forward-looking statements that reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. Such statements are subject to certain factors, risks and uncertainties described from time to time in Transgenomic Inc.'s reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release.

# # #

Investor Contacts:

    Mitchell L. Murphy
    Transgenomic, Inc.
    402-452-5437
     mmurphy@transgenomic.com

    Rob Pogulis
    Transgenomic, Inc.
    845-782-9617
     rpogulis@transgenomic.com

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  Exhibit 99
TRANSGENOMIC INC. UPDATES SECOND QUARTER 2002 REVENUE EXPECTATIONS, HIGHLIGHTS RECORD ORDERS RECEIVED